Exhibit j.(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 29 to Registration Statement No. 333-37277 on Form N-1A of our report dated August 27, 2012, relating to the financial statements and financial highlights of the James Advantage Funds, including James Balanced: Golden Rainbow Fund, James Small Cap Fund, James Mid Cap Fund, James Long-Short Fund, and James Micro Cap Fund, appearing in the Annual Report on Form N-CSR of the James Advantage Funds for the year ended June 30, 2012, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Other Services” and “Disclosure of Portfolio Holdings” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio
October 29, 2012